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                                                                   EXHIBIT 10.10


                        FIRST AMENDMENT TO LOAN AGREEMENT

         THIS FIRST AMENDMENT TO LOAN AGREEMENT, dated as of February 13, 1998 (the "First Amendment") is by and between

         APPLIED ANALYTICAL INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business in Wilmington, North Carolina (the "Borrower"); and

         NATIONSBANK, N.A., a national banking association organized and existing under the laws of the United States and having offices in Wilmington, North Carolina (the "Bank").

RECITALS

         A. The Bank and the Borrower have entered into that certain Loan Agreement, dated as of December 30, 1996 (the "Loan Agreement").

         B. The Bank and the Borrower have agreed to make changes to the Loan Agreement as provided for herein.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. The Loan Agreement is hereby amended as follows:

         (a) Section 1.01 is amended by deleting the references to "Adjusted CD Rate" and "CD Rate" contained therein;

         (b) Section 1.01 is further amended by amending in their entirety the definitions of "Adjusted LIBOR Rate", "Applicable Percentage", "EBITDA", "Funded Debt" and "Revolving Loan Maturity Date" so that such definitions now read as follows:

         "Adjusted LIBOR Rate" means the rate as determined by the Bank at which deposits in the requested amount and for one month interest periods are offered to prime banks in the London Interbank Market, as published weekly by the Federal Reserve Bank of New York in its H-15 Statistical Release, such rate being adjusted for the cost of reserve requirements as prescribed by the Federal Reserve System. The Adjusted LIBOR rate for any Saturday or Sunday or any other day on which the London Interbank Market is not open shall be the Adjusted LIBOR rate for the immediately preceding day on which the London Interbank Market is open.

         "Applicable Percentage" means for the Revolving Loans, the appropriate applicable percentages corresponding to the ratio of Funded Debt to EBITDA in effect as of the most recent Calculation Date as shown below (with such ratio to be computed for the four consecutive quarterly periods ending as of the applicable Calculation Date):



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             Tier              Ratio of Funded Debt          LIBOR Margin
                               to EBITDA
             -------------------------------------------------------------------
             One               equal to or                       0.50%
                               less than 1.0
                               to 1.0

             Two               greater than                      0.75%
                               1.0 to 1.0
                               but equal
                               to or less
                               than 2.0 to 1.0

             Three             greater than                      1.00%
                               2.0 to 1.0

         The Applicable Percentage for Revolving Loans shall, in each case, be determined and adjusted quarterly on each March 1, June 1, September 1 and December 1 (each a "Calculation Date"); provided that the initial Applicable Percentage shall be based on Tier Three and shall remain at Tier Three until the Calculation Date on March 1, 1998, and, thereafter, the Applicable Percentage shall be determined by the then current Leverage Ratio. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.

         "EBITDA" means for any period of computation, earnings before interest expense, provision for income taxes, depreciation, amortization, other non-cash charges and lease expense under the tax retention operating lease (or similar agreement) entered into with the Bank or any of its affiliates;

         "Funded Debt" means (i) all interest bearing obligations of the Borrower including, without limitation, all obligations evidenced by promissory notes or other similar contracts but excluding such items as trade payables and accruals and (ii) all outstanding obligations under the tax retention operating lease (or similar agreement) entered into with the Bank or any of its affiliates.

         "Revolving Loan Maturity Date" means May 31, 1999.

         (c) Section 2.01 is amended in its entirety so that such Section now reads as follows:



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         2.01 Revolving Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to make Revolving Loans to the Borrower, at any time or from time to time on or after the date hereof and until the Revolving Loan Maturity Date, in an aggregate principal amount at any time outstanding not to exceed TWENTY MILLION DOLLARS ($20,000,000.00) (the "Revolving Loan Committed Amount") for purposes of financing the Borrower's capital expenditures, acquisitions and working capital needs. The Borrower may borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Loan Maturity Date, subject to the terms, provisions and limitations set forth herein. The outstanding principal balance of the Revolving Loans on the Revolving Loan Maturity Date (the "Outstanding Balance") shall be paid in 60 consecutive installments, the first 59 of which shall be in an amount equal to 1/60th of the Outstanding Balance and the 60th of which shall be in an amount equal to the then remaining portion of the Outstanding Balance. Such principal installments shall commence on June 30, 1999 and shall continue thereafter through and including the final principal installment due on May 31, 2004.

         (d) Section 2.03 is amended in its entirety so that such Section now reads as follows:

         2.03 Interest. The outstanding principal balance of the Revolving Loans shall bear interest at a rate equal to the Adjusted LIBOR Rate plus the Applicable Margin. Interest calculated at the foregoing rates shall be due and payable monthly in arrears on the last day of each month.

         (e) Sections 6.01(p)(ii) and (iv) are deleted in their entirety.

         C. The Borrower hereby represents and warrants that:

         1. the "Representations and Warranties" set forth in Article V of the Loan Agreement, as amended, are true and correct as of the date of this First Amendment except for the information included in the attached revised Exhibits 5.05, 5.08(a) and 5.10;

         2. no Event of Default exists under the Loan Agreement or the other Loan Documents (as defined in the Loan Agreement) and no event or condition exists under the Loan Agreement or the other Loan Documents that, but for the giving of notice or lapse of time or both, would result in such and Event of Default as of the date of this First Amendment.

         D. Except as modified hereby, all of the terms and provisions of the Loan Agreement (and Exhibits) remain in full force and effect.

         E. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original.

         F. This First Amendment and the Loan Agreement, as amended hereby, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the laws of the State of North Carolina.


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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized corporate officers as of the day and year first above written.

                                     APPLIED ANALYTICAL INDUSTRIES, INC.

ATTEST:

By: /s/ Albert N. Cavagnaro           By:   /s/ Stephen F. Rizzo

Title:  Assistant Secretary           Title: Vice President




      (Corporate Seal)

                                      By: /s/ Charles A. Deignan

                                      Title: Assistant Treasurer


                                      NATIONSBANK, N.A.

                                      By: /s/ David C. Houston

                                      Title: Vice President